Exhibit 99.1

Montpelier Announces Retirement of Tom Busher

News Release Copy - February 25, 2013

HAMILTON, Bermuda—(BUSINESS WIRE)— Montpelier Re Holdings Ltd. (NYSE: MRH) (“Montpelier” or the “Company”), today announced that Deputy Chairman, Executive Vice President and Chief Operating Officer, Tom Busher, will retire from the Company on December 31, 2013, after twelve years’ service.

Tom was a member of the original management team which founded Montpelier in late 2001, and has been COO since its inception.  He was elected to the Montpelier Board of Directors in May 2007 and appointed Deputy Chairman in May 2008.  During his time with the Company he has been closely associated with many key initiatives, including Montpelier’s IPO on the NYSE in October 2002, the founding of Syndicate 5151 at Lloyd’s in 2007, and the recent IPO of Blue Capital Global Reinsurance Fund Limited on the London and Bermuda Stock Exchanges in December 2012.

In anticipation of stepping down, Tom will retire by rotation from the Company’s Board of Directors at the forthcoming Annual General Meeting to be held on May 17th, but he will continue to serve as COO until the end of the year. Thereafter, he will continue to serve as Chairman of Montpelier Underwriting Agencies Limited (“MUAL”), a role he has held since MUAL was first authorized to act as Lloyd’s Managing Agent of Syndicate 5151 in January 2009.

Anthony Taylor, Chairman of Montpelier, said “Tom was Employee #1 when Montpelier was established and has worn many hats during his tenure with the Company.  He has been instrumental in all of the major initiatives which the Montpelier Group has undertaken over the last twelve years.  I have valued both his management skills and his wise counsel.  While the Company will miss his day to day involvement with the Group we very much welcome his continuation of service as Non-Executive Chairman of MUAL.”

Montpelier, through its operating subsidiaries, is a premier provider of global property and casualty reinsurance and insurance products. Additional information can be found on our website located at www.montpelierre.bm, or in Montpelier’s public filings with the Securities and Exchange Commission.

Contact:

Montpelier Re Holdings Ltd.

Investors:

William Pollett, 441-299-7576
SVP, Chief Corporate Development and Strategy Officer and Treasurer

or

Media:

Jeannine Menzies, 441-299-7570
Corporate Affairs Manager